Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (Agreement) is effective this 1st day of July 2021 and entered into between Sanara MedTech Inc, a Texas corporation ("Company") located at 1200 Summit Ave, Suite 414, Fort Worth, TX 76102, and Ann Beal Salamone, ("Consultant") located at 12719 Cranes ML, San Antonio, TX 78230.

RECITALS

Company is a provider of wound and skin care products dedicated to improving patient outcomes.

A.
Consultant is an individual possessing unique scientific, patent, grant and licensing expertise of value to the Company.

B.
Company desires to engage Consultant and Consultant desires to accept such engagement, all on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing recitals and the covenants and agreements of the parties contained herein, the parties do hereby agree as follows:

1.
Engagement: Consultant agrees to perform the duties and render the services for the term of this Agreement (the “Engagement”).

2.
Duties: During the Engagement, Consultant agrees to render to the Company the duties of:

(a)
Consultant will report to the Executive Chairman or his designee.
(b)
During the term of this Engagement, Consultant shall provide to Company those services described in Attachment A. Subject to the agreement of both parties, Attachment A may be amended to incorporate additional or modified services during the term of this Agreement.

3.
Compensation: As compensation for services to be performed hereunder, Company shall provide Consultant with the following compensation:

(a)
A consulting fee (the “Consulting Fee”) of $14,808.12 per month. The fee is to be paid once per month on the last business day of the month of services.
(b)
A discretionary annual bonus as determined by the Compensation Committee of the Board of Directors. The annual bonus will be based on mutually agreed metrics developed by Company and Consultant.

(c)
The Company shall reimburse Consultant for all reasonable business expenses Consultant incurs in performing the Consulting Services, provided that Consultant receives prior written approval from the Company and the expenses are in compliance with the Company’s travel and expense policies.

4.
Independent Contractor: Consultant shall at all times be an independent contractor (and not an employee or agent of the Company); therefore, Consultant shall not be entitled to participate in any benefit plans or programs that the Company provides or may provide to its employees, including, but not limited to, pension, profit-sharing, medical, dental, workers’ compensation, occupational injury, life insurance and vacation or sick benefits.

5.
Taxes. Neither federal, state, or local income tax nor payroll tax of any kind shall be withheld or paid by the Company on behalf of Consultant. Consultant shall not be treated as an employee of the Company with respect to services performed under the Agreement for federal, state, or local tax purposes.

6.
Terms and Termination.

(a)
This Agreement shall have a term of three (3) years, which may be renewed as needed.
(b)
This Agreement and Consultant’s engagement may be terminated without cause at any time.
(c)
This Agreement and Consultant’s engagement are subject to immediate termination for cause as follows:

1.
Death: This Agreement shall terminate immediately upon Consultant’s death, in which event the Company’s only obligation shall be payment of all compensation due Consultant for services rendered by Consultant prior to the date of Consultant’s death to the Consultant’s estate or beneficiary.

2.
Disability: The Company may terminate Consultant’s engagement in the event that Consultant is disabled from performing all assigned duties under this Agreement due to illness or injury for a period in excess of three (3) consecutive months, in which event the Company’s only obligation shall be to pay all compensation due Consultant for services rendered by Consultant prior to the date of termination.

3.
Termination of Engagement with Cause: The Company may terminate Consultant’s engagement immediately upon written notice to Consultant in the event Consultant (1) either is indicted for a felony by a court of competent jurisdiction; (2) commits any gross misconduct, willful breach, or habitual neglect of Consultant’s duties; (3) willfully violates any policy or procedure of the Company that causes a material adverse effect on the Company; or (4) uses illegal or controlled substances. In any event, the Company’s sole obligation to Consultant shall be payment of all compensation due Consultant for services rendered by Consultant prior to notice of termination under this subsection.

4.
Termination without Cause: In the event of any termination by Company without cause, Consultant shall be entitled to receive the Consulting Fee for a period of six (6) months following the effective date of termination, plus reimbursement for any approved expenses incurred but unpaid as of such date. The foregoing payments shall constitute the full and total amount of liquidated damages that the Consultant shall be entitled to receive from the Company and its affiliates, and Consultant releases any and all other contract or tort claims arising out of his consulting relationship with the Company.

(d)
Return of Company Property: Upon termination of engagement for any reason, Consultant shall immediately return to the Company without condition all files, records, and other property of the Company.

7.
Confidentiality: Consultant acknowledges and agrees that Consultant has been entrusted with trade secrets and proprietary information regarding the products, processes, methods of manufacture and delivery, know-how, designs, formula, work in progress, research and development, computer software and data bases, copyrights, trademarks, patents, marketing techniques, and future business plans, as well as customer lists and information concerning the identity, needs, and desires of actual and potential customers of the Company and its subsidiaries, joint ventures, partners, and other affiliated persons and entities (“Confidential Information”), all of which derive significant economic value from not being generally known to others outside the Company.

(a)
During the entire term of Consultant’s engagement with the Company, and for one (1) year thereafter, Consultant shall not disclose or exploit any Confidential Information except as necessary in the performance of Consultant’s duties under this Agreement or with the Company’s express written consent.

(b)
Consultant acknowledges and agrees that any violation of this Section would cause immediate irreparable damage to the Company, and that it shall be extremely difficult or impossible to determine the amount of damage caused to the Company. Consultant therefore consents to the issuance of a temporary restraining order, preliminary and permanent injunction, and other appropriate relief to restrain any actual or threatened violation of this Section, without limiting any other remedies the Company may have. Consultant agrees to the sole and exclusive jurisdiction of the Circuit Court for Tarrant County, Texas` should any dispute arise out of the engagement relationship as defined herein.

8.
Intellectual Property: During the performance of Duties, title to all inventions or discoveries made solely by the Company shall reside in the Company; title to all inventions or discoveries made solely by the Consultant shall reside in the Consultant; and title to all inventions and discoveries made jointly by Company and Consultant shall be assigned to Company, with Company taking the responsibility for patent application(s) decisions and costs.

9.
Publications: Any publications, resulting from this Agreement and for which the Consultant has contributed substantially to the thought and content of the published work, will include the Consultant as an author.

10.
Notices: All notices and other communications under this Agreement shall be in writing and shall be delivered personally or mailed by registered mail, return receipt requested and shall be deemed given when so delivered or mailed, to a party at such address as a party may, from time to time, designate in writing to the other party. The initial addresses for notices are as follows:

Company:
Michael McNeil, Chief Financial Officer
Sanara MedTech Inc
1200 Summit Ave, Suite 414
Fort Worth, TX 76102
Or, if by email, mmcneil@sanaramedtech.com

Consultant:
Ann Beal Salamone
12719 Cranes ML
San Antonio, TX 78230
Or, if by email, absalamone@rochalindustries.com

11.
Severability: In the event any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.

12.
Waiver: No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach.

13.
Applicable Law: This Agreement shall be construed according to the laws of the State of Texas. In the event a court action becomes necessary, each Party agrees to submit to the personal jurisdiction of the federal and state courts located in Tarrant County, Texas.

14.
Headings: The paragraph and subparagraph headings herein are for convenience only and shall not affect the construction hereof.

15.
Miscellaneous:

(a)
The Consultant acknowledges and agrees that the Company’s remedy at law for any breach of any of his obligations hereunder would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision of this Agreement without the necessity of proof of actual damage and without any bond or other security being required. Such remedies shall not be exclusive and shall be in addition to any other remedy, which the Company may have.

(b)
This Agreement constitutes the entire Agreement between the parties regarding the above matters, and each party acknowledges that there are no other written or verbal Agreements or understandings relating to such subject matter between the Consultant and the Company, or between the Consultant and any other individuals or entities other than those set forth herein. No amendment to this Agreement shall be effective unless it is in writing and signed by both the parties hereto. All prior written or oral agreements concerning the relationship between the Company and the Consultant are merged in this agreement and are of no legal effect.

(c)
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes hereof.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands on this 14th day of July 2021.

“Company” Sanara MedTech Inc.	“Consultant” Ann Beal Salamone
By: /s/Michael McNeil Michael McNeil Title: Chief Financial Officer Date: July 14, 2021	By:/s/ Ann Beal Salamone Ann Bel Salamone Title: Consultant Date: July 14, 2021

Attachment A

Statement of Work
for
Ann Beal Salamone

1. Maintain patent portfolio - responding to examiner office actions, scheduling of country annuities for patents and patent applications, writing new patents, conducting patent intelligence. Company to pay patent costs directly from patent attorney invoices.

2. Participate in grant/contract acquisition - maintain connection base for future contract/grants knowledge, maintain awareness of viable opportunities, write white papers and proposals, participate in grant/contract fulfillment and reporting.

3. Participate in Science Team meetings - bi-weekly for all science projects and weekly for specific projects. Share knowledge with team to accelerate their contributions.

4. Share product and industry knowledge with Company.

4. Lead efforts to monetize technology not of interest to Company, such as the Rochal Bioshield technology, and to license patents for other applications areas outside of human healthcare.